UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
_____________________

Date of Report (Date of earliest event reported): November 1, 2018
Gulf Island Fabrication, Inc.
(Exact name of registrant as specified in its charter)

Louisiana                001-34279            72-1147390

(State or other jurisdiction of incorporation)	(Commission File Number) (IRS Employer Identification No.)

16225 Park Ten Place, Suite 300, Houston, Texas                    77084
(Address of principal executive offices)             (Zip Code)

(713) 714-6100
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01	Entry into a Material Definitive Agreement.

On November 2, 2018, Gulf Island Fabrication, Inc. (the “Company”) entered into a Cooperation Agreement (the “Agreement”) with Piton Capital Partners, LLC and Kokino LLC (together, “Piton”), pursuant to which Piton agreed to certain standstill provisions and the Company agreed to promptly appoint Robert Averick (Mr. Averick, or any replacement designee as described below, the “Piton Designee”), to the Company’s Board of Directors (the “Board”) as a Class II director with a term expiring at the Company’s 2020 annual meeting of shareholders. The following is a summary of the terms of the Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

Until the Termination Date (as defined below), Piton has agreed to customary standstill restrictions, including, subject to certain exceptions, restrictions on Piton (1) acquiring additional shares of the Company’s common stock to the extent such acquisition would cause Piton to beneficially own more than 12.5% of the Company’s outstanding common stock, (2) knowingly selling shares of the Company’s common stock to any third party that has, or would have as a result of such transaction, beneficial ownership of 5% or more of the Company’s outstanding common stock, (3) nominating directors for election to the Board, (4) soliciting or granting proxies to vote shares of the Company’s common stock, (5) submitting or initiating shareholder proposals for consideration by the Company’s shareholders, (6) participating in a voting trust or voting agreement with respect to the Company’s common stock, and (7) participating in or facilitating certain extraordinary transactions with respect to the Company and its assets. Additionally, until the Termination Date, Piton has agreed to vote in accordance with the Board’s recommendations with respect to (1) each election of directors, and (2) any other proposal (other than an extraordinary transaction) submitted to the Company’s shareholders, provided, however, that if both Institutional Shareholder Services and Glass Lewis (the “Proxy Firms”) issue a vote recommendation with respect to such proposal that is inconsistent with the Board’s recommendation, Piton may vote in accordance with the recommendation of the Proxy Firms.

Pursuant to the Agreement, the Board will appoint Mr. Averick to serve as a member of the Compensation Committee. Mr. Averick has agreed to immediately tender his resignation from the Board (1) if Piton at any time ceases to beneficially own at least 5% of the Company’s then-outstanding common stock (the “Piton Minimum Ownership Threshold”), other than as a result of issuances of Common Stock by the Company, or (2) upon the Termination Date. Piton will have replacement rights until the Termination Date in the event Mr. Averick ceases to be a director of the Company, subject to approval of any replacement by the Board (with such approval not to be unreasonably withheld). In addition, the Agreement provides that the size of the Board will not be increased to more than ten directors prior to the Termination Date and that immediately after the 2020 annual meeting the Board shall consist of no more than eight directors.

The Agreement shall terminate on the earliest of (i) the day after the 2020 Annual Meeting; (ii) 180 days following the date that the Board accepts the Piton Designee’s resignation due to Piton failing to satisfy the Piton Minimum Ownership Threshold (other than as a result of issuances of Common Stock by the Company); and (iii) 60 days following the Company’s receipt of (a) written notice from Piton of the Company’s material breach of that certain warranty referenced therein, which breach is not cured within 30 days, and (b) the written resignation of any Piton Designee from the Board (such earliest date, the “Termination Date”). The parties have agreed to customary covenants not to sue and non-disparagement provisions, and Piton has agreed to customary confidentiality provisions.

Piton has disclosed that it beneficially owns approximately 1.5 million shares of the Company’s common stock, which represents approximately 9.97% of the Company’s issued and outstanding shares of common stock.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)     On November 2, 2018, pursuant to the Agreement described in Item 1.01 of this Current Report on Form 8-K, the Company increased the size of the Board from nine to ten members and appointed Mr. Averick, the Piton Designee, to serve as a Class II director effective November 3, 2018. Mr. Averick will serve until the Company’s 2020 annual meeting and until his successor is duly elected and qualified and will be appointed to the Compensation Committee of the Board.

There are no transactions in which Mr. Averick has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Averick will be compensated consistent with the compensation arrangement for non-employee directors, except that any equity-based awards granted to the non-employee directors of the Board will be in the form of a cash-settled award for Mr. Averick, regardless of the form of award granted to the other non-employee directors. In connection with his appointment to the Board, Mr. Averick was awarded cash-settled restricted stock units representing a pro rata equity award for 2018. In addition, Mr. Averick and the Company will enter into the Company’s standard indemnification agreement, a form of which has been previously filed.

A copy of the Company’s press release issued on November 5, 2018, regarding Mr. Averick’s appointment to the Board is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On November 1, 2018, the Board of Directors of the Company amended and restated the Company’s by-laws (the “By-laws”), effective immediately, to modify certain provisions to more closely align the By-laws with the requirements of the Louisiana Business Corporation Act (the “LBCA”) and current market practices, as described below, and to make other ministerial, clarifying and conforming changes.

The following notable changes were made to the By-laws:

•	add the option of holding shareholder meetings by remote communications as permitted under LBCA (Article II, Sections 2.1 and 2.4);

•	clarify the quorum standard (Article II, Section 2.6);

•	clarify that each holder of common stock is entitled to one vote per share of stock held by such shareholder (Article II, Section 2.7);

•	address the treatment of abstentions and broker non-votes (Article II, Section 2.10 and Article III, Section 3.4(b));

•	revise the voting standard for the election of directors to require the vote of a majority of votes cast in uncontested elections (Article III, Section 3.4(b));

•	add parameters for the director resignation procedures in connection with the majority voting standard in uncontested director elections (Article III, Section 3.4(c));

•
clarify that vacancies on the board of directors can be filled by a vote of two-thirds of the directors remaining in office, which is consistent with the Company’s articles of incorporation (Article III, Section 3.6);

•	add a director resignation provision (Article III, Section 3.7);

•	remove the notice requirements for regular meetings of directors (Article IV, Section 4.3);

•	clarify that action by written consent of the board of directors can be done by electronic transmission (including email) (Article IV, Section 4.8);

•	clarify procedures for meetings of the board committees (Article V, Section 5.2);

•	permit delegation of secretary duties in the absence or disability of the Secretary or Assistant Secretary (Article VII, Section 7.7);

•	clarify procedures for determining the record date relating to shareholders entitled to notice and to vote at an annual or special meeting if no such record date is fixed (Article IX); and

•	delete the control share acquisition provision given that the underlying statute was repealed by the LBCA.

The amendment and restatement of the By-laws also adds an advance notice provision (Article II, Section 2.9). Pursuant to the new provision of the By-laws, unless provided otherwise in the Company’s Articles of Incorporation, advance notice is required for shareholders to nominate directors at annual meetings and special meetings of shareholders or to submit proposals for consideration at annual meetings of shareholders. To be timely, such notice is required no sooner than 120 days and no later than 90 days before the anniversary of the prior year’s annual meeting. The By-laws provide detailed procedures for the nomination of directors and the submission of proposals.

The foregoing summary does not purport to be complete and is qualified in its entirety by the full text of the Amended and Restated By-Laws, which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01    Other Events.

As noted, on November 1, 2018, the Board of Directors of the Company amended and restated the Company’s By-laws. Among other changes, the amendment and restatement of the By-laws adds an advance notice provision (Article II, Section 2.9). Below is an update to the “2019 Shareholder Proposals” section of the Company’s 2018 proxy statement, as filed with the SEC on March 22, 2018.

Shareholder Proposals and Nominations for the 2019 Annual Meeting

Any shareholder who wishes to bring a matter, other than shareholder nominations of directors, before the 2019 annual meeting but does not wish to have it included in the Company’s proxy materials, should notify the Company’s Secretary at 16225 Park Ten Place, Suite 300, Houston, Texas 77084, in writing no later than January 25, 2019, in accordance with the specific procedural requirements in the Company’s By-laws. If a shareholder does not provide such notice timely, proxies solicited on behalf of the Board for the 2019 annual meeting will confer discretionary authority to vote with respect to any such matter, as permitted by the proxy rules of the Securities and Exchange Commission.

Shareholders intending to nominate a director for consideration at the 2019 Annual Meeting of Shareholders may do so if they comply with the Company’s Amended and Restated Articles of Incorporation by furnishing timely written notice containing specified information concerning, among other things, information about the nominee and the shareholder making the nomination. See “Our Board of Directors and Its Committees-Consideration of Director Nominees” in the Company’s 2018 proxy statement for more information. To be timely, any shareholder who wishes to nominate a director for consideration at the 2019 annual meeting must notify the Company’s Secretary, in writing at 16225 Park Ten Place, Suite 300, Houston, Texas 77084, no later than 45 calendar days prior to the meeting, unless we provide less than 55 days’ notice of the 2019 annual meeting, in which case the shareholder must provide notice to the Company’s Secretary no later than ten days following the date on which such notice of the 2019 annual meeting was given.

Any shareholder who desires to submit a proposal for inclusion in the Company’s proxy materials for the 2019 annual meeting must forward the proposal in writing to the Company’s Secretary at 16225 Park Ten Place, Suite 300, Houston, Texas 77084, in time to arrive no later than November 22, 2018, and the proposal must comply with applicable federal proxy rules. If the date of the 2019 annual meeting is changed by more than 30 calendar days from the date of the anniversary of the 2018 annual meeting, the proposal must be received by the Company’s Secretary in reasonable time before the Company begins to print and distribute its proxy materials with respect to the 2019 annual meeting.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description
3.1	Amended and Restated By-laws of Gulf Island Fabrication, Inc., effective as of November 1, 2018.
10.1	Cooperation Agreement dated November 2, 2018, by and among Gulf Island Fabrication, Inc., Piton Capital Partners, LLC and Kokino LLC.
99.1	Press Release dated November 5, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULF ISLAND FABRICATION, INC.

By: /s/ Kirk J. Meche
Kirk J. Meche
President, Chief Executive Officer

Dated: November 6, 2018

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